                                                                 EXHIBIT 99.8.3

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
   CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998 AND 1997 (NOTES 1 AND 2)

                                                    1998            1997
                                                    ----            ----
                                                          (PESOS)
ASSETS
CURRENT ASSETS
Cash and banks (Schedule G) ..............       1,881,096       5,232,747
Investments (Schedule C and D) ...........      13,237,019      29,254,246
Trade accounts receivable (Note 4.a) .....      34,151,480      40,123,437
Intercompany receivables (Note 5) ........      24,292,347      13,539,801
Other accounts receivable (Note 4.b) .....       6,269,382       4,794,747
Inventories (Schedule F) .................         161,545          37,142
Other assets (note 4.c) ..................              --         644,930
                                               -----------     -----------

TOTAL CURRENT ASSETS .....................      79,992,869      93,627,050
                                               -----------     -----------

NON-CURRENT ASSETS
Trade receivables (Note 4.a) .............         426,000              --
Other accounts receivable (Note 4.b) .....      25,780,764      26,956,669
Other assets (Note 4.c) ..................       1,217,472       1,024,838
Fixed assets (Schedule A) ................     487,639,816     496,258,573
Intangible assets (Schedule B) ...........       2,243,504       3,206,505
                                               -----------     -----------

TOTAL NON-CURRENT ASSETS .................     517,307,556     527,446,585
                                               -----------     -----------

TOTAL ASSETS .............................     597,300,425     621,073,635
                                               ===========     ===========

LIABILITIES
CURRENT LIABILITIES
Suppliers (Schedule G) ...................      32,744,490      26,647,294
Loans (Note 7 and Schedule G) ............      96,311,373      13,219,071
Intercompany payables (Note 5) ...........       1,163,309         664,253
Salaries and social security liabilities .       3,946,835       2,761,026
Taxes payable (Note 12) ..................      20,187,126      22,930,115
Other liabilities (Note 4.d) .............       6,018,736       5,531,005
Provisions (Schedule E) ..................       2,914,472         843,566
                                               -----------     -----------

TOTAL CURRENT LIABILITIES ................     163,286,341      72,596,330
                                               -----------     -----------

NON-CURRENT LIABILITIES
Loans (Note 7 and Schedule G) ............      79,485,324     173,069,971
Taxes payable (Note 12) ..................       4,119,816       8,140,205
Other liabilities (Note 4.d) .............       8,969,626       7,808,234
                                               -----------     -----------

TOTAL NON-CURRENT LIABILITIES ............      92,574,766     189,018,410
                                               -----------     -----------

TOTAL LIABILITIES ........................     255,861,107     261,614,740
                                               -----------     -----------

Minority interests in subsidiary companies     127,442,886     134,880,630

SHAREHOLDERS' EQUITY .....................     213,996,432     224,578,265
                                               ===========     ===========

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     597,300,425     621,073,635
                                               ===========     ===========

       The accompanying notes and schedules are an integral part of these consolidated financial statements.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
     For the Fiscal Years Ended December 31, 1998 and 1997 (Notes 1 and 2)

                                                      1998              1997
                                                      ----              ----
                                                             (Pesos)
Net sales (Note 4.e) .......................      367,730,669       372,421,725

Cost of sales (Schedule F) .................     (282,239,494)     (291,380,493)
                                                 ------------      ------------
         GROSS PROFIT ......................       85,491,175        81,041,232
                                                 ------------      ------------
Marketing expenses (Schedule H) ............      (10,810,689)       (9,481,477)

Administrative expenses (Schedule H) .......      (21,693,788)      (20,973,995)
                                                 ------------      ------------
         OPERATING PROFIT ..................       52,986,698        50,585,760
                                                 ------------      ------------
Other income and expenses, net (Note 4.g) ..       (1,857,769)       (1,130,943)

Financial and holding gain/(loss) (Note 4.f)

         Generated by assets ...............        4,743,357         6,039,444

         Generated by liabilities ..........      (19,455,575)      (20,050,265)

Income tax .................................      (22,129,579)      (18,161,373)

Minority interests in subsidiary companies .       (7,240,946)       (8,023,163)
                                                 ------------      ------------
         ORDINARY INCOME ...................        7,046,186         9,259,460

Extraordinary loss (Note 4.h) ..............         (327,434)         (480,000)

Minority interests in subsidiary companies .           96,637           141,664
                                                 ============      ============
         NET INCOME FOR THE YEAR ...........        6,815,389         8,921,124
                                                 ============      ============

       The accompanying notes and schedules are an integral part of these consolidated financial statements.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
      For the Fiscal Years Ended December 31, 1998 and 1997 (Notes 1 and 2)



                                                                                  1998            1997
                                                                                  ----            ----
                                                                                         (Pesos)
CHANGES IN FUNDS

Funds as of beginning of year ...........................................      34,426,993       42,672,945
Decrease in funds .......................................................     (19,308,878)      (8,245,952)
                                                                              ===========      ===========

Funds as of end of year .................................................      15,118,115       34,426,993
                                                                              ===========      ===========

SOURCES OF FUNDS

Ordinary income for the year ............................................       7,046,186        9,259,460

Plus: Items not entailing the use of funds

         Fixed assets depreciation ......................................      19,380,111       22,937,071
         Fixed assets decrease ..........................................              --           16,858
         Residuary value of deductions of fixed assets ..................       2,663,351        2,936,645
         Intangible asset amortization ..................................       1,238,434        1,182,130
         Allowance for vacations and bonuses ............................       2,682,875        2,562,626
         Accrued gross income tax .......................................       2,056,436        1,858,849
         Allowance for income tax .......................................      19,519,597       18,161,373
         Accrued net financial loss pending payment .....................         576,726        5,058,722
         Accrued purchases pending payment ..............................      29,248,888       24,740,989
         Intercompany fees and expenses .................................       1,412,566          434,959
         Fees for financial advice and services .........................              --          282,014
         Technical assistance agreement .................................         678,051               --
         Other liabilities and fees pending payment .....................          41,595           13,868
         Increase in provision for lawsuits .............................       2,912,052          572,965
         Increase in allowance for defaulting debtors ...................       2,898,836        1,645,509
         Social security payables .......................................          12,557               --
                                                                              -----------      -----------

                                                                               85,322,075       82,404,578

Less: Items not entailing sources of funds

         Accrued sales pending collection ...............................     (29,552,793)     (40,079,679)
         Intercompany sales .............................................     (20,182,698)     (10,314,615)
         Accrued administrative services pending collection .............      (3,217,221)      (1,486,105)
         Other income ...................................................            (250)              --
                                                                              -----------      -----------

                                                                              (52,952,962)     (51,880,399)

         Minority interests in subsidiary companies .....................       7,240,946        8,023,163
                                                                              -----------      -----------

         Funds generated by ordinary operations .........................      46,656,245       47,806,802
                                                                              -----------      -----------

Extraordinary loss of the fiscal year ...................................        (230,797)        (338,336)

Plus: Items not entailing the use of funds
         Net income for uncollectible funds deposited in Banco de Credito
         Provincial S.A..................................................          36,000          480,000
         Depreciation of Mercobank S.A.'s shares ........................         291,434               --
         Minority interests in subsidiary companies .....................         (96,637)        (141,664)
                                                                              -----------      -----------

Funds originated from extraordinary operations ..........................              --               --
                                                                              -----------      -----------

Funds originated from operations - Carried forward ......................      46,656,245       47,806,802
                                                                              -----------      -----------

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
     For the Fiscal Years Ended December 31, 1998 and 1997 (Notes 1 and 2)



                                                                           1998             1997
                                                                           ----             ----
                                                                                  (Pesos)
Funds originated from operations - Brought forward ..............       46,656,245        47,806,802
                                                                      ------------      ------------

OTHER SOURCES OF FUNDS

         Changes in other receivables ...........................               --           152,921
         Decrease in intercompany receivables ...................       15,141,821         1,494,938
         Increase in intercompany payables ......................               --            12,048
         Increase in loans ......................................        1,738,054         8,075,000
         Decrease in other assets ...............................          124,862                --
         Decrease in investments ................................           60,000           281,571
         Decrease in trade accounts receivable ..................       34,968,692        58,797,223
                                                                      ------------      ------------

Total other sources of funds ....................................       52,033,429        68,813,701
                                                                      ------------      ------------

Total sources of funds ..........................................       98,689,674       116,620,503
                                                                      ------------      ------------

APPLICATIONS OF FUNDS

         Acquisition of fixed assets ............................      (22,731,329)      (24,496,443)
         Increase in other accounts receivable ..................         (133,779)       (6,150,600)
         Changes in inventories .................................         (124,403)               --
         Additions of intangible assets .........................         (145,809)         (613,598)
         Changes in taxes payables and receivables ..............      (31,770,721)      (24,040,201)
         Decrease in intercompany payables ......................       (1,861,227)       (1,502,947)
         Decrease in salaries and social security liabilities ...       (1,509,623)       (2,152,335)
         Payment of financial and bank loans ....................      (12,807,125)      (12,169,439)
         Lawsuits paid ..........................................               --           (95,000)
         Dividends paid .........................................      (19,214,837)      (12,979,297)
         Interest paid in advance ...............................         (157,500)               --
         Directors' fees paid ...................................             (750)         (145,000)
         Decrease in other accounts payable and other liabilities       (1,654,002)       (9,063,336)
         Decrease in allowances .................................         (841,146)               --
         Decrease in suppliers ..................................      (25,046,301)      (31,458,259)
                                                                      ------------      ------------

Total applications of funds .....................................     (117,998,552)     (124,866,455)
                                                                      ------------      ------------

DECREASE IN FUNDS ...............................................      (19,308,878)       (8,245,952)
                                                                      ============      ============

OPERATIONS NOT ENTAILING SOURCES NOR APPLICATIONS OF FUNDS

         Withdrawal of fixed assets .............................       12,764,430                --
         Withdrawal of the Subsidiary Company's voluntary reserve      (12,764,430)               --
                                                                      ------------      ------------

Total operations not entailing sources nor applications of funds                --                --
                                                                      ------------      ------------

       The accompanying notes and schedules are an integral part of these consolidated financial statements.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

              For the Fiscal Years Ended December 31, 1998 and 1997


NOTE 1:           FINANCIAL STATEMENT PRESENTATION

                  As required by General Resolution No. 290/97 of the Comision Nacional de Valores (the "CNV"), which establishes that consolidated financial statements must be submitted following the procedure outlined in Technical Resolution No. 4 of the Argentine Federation of Professional Councils of Economic Sciences, the Balance Sheets of the Company at December 31, 1998 and 1997, and the Statements of Income and Cash Flows for the fiscal years then ended have been consolidated on a line-by-line basis with the financial statements of the Subsidiary Company.

                  Non-monetary items included in the Financial Statements at December 31, 1998 and 1997, have been restated in current Pesos up to August 31, 1995. No adjustments have been applied since such date.

                  The information at December 31, 1997, has been reclassified, for comparative purposes, to be consistent with that of the current year.

                  The December 31, 1998 financial statements of the Subsidiary Company, Camuzzi Gas Pampeana S.A., which cover the same period as that of its Controlling Company, Sodigas Pampeana S.A., have been used in order to determine the equity value and carry out the consolidation.

NOTE 2:           VALUATION CRITERIA

                  The financial statements of the Subsidiary Company have been prepared based on criteria consistent with those applied for preparing the financial statements of Sodigas Pampeana S.A.

                  In addition, the principal valuation and disclosure criteria used for the preparation of the consolidated financial statements at December 31, 1998 and 1997, are as follows:

                  a.       Local currency assets and liabilities
                           -------------------------------------

                           The local currency assets and liabilities have been stated at their face value at the balance sheet date, including accrued interest.

                           The implicit cost of financing contained in the monetary assets and liabilities has not been segregated as it is not deemed significant.

                  b.       Foreign currency assets and liabilities
                           ---------------------------------------

                           Foreign currency assets and liabilities were translated at the exchange rate prevailing on the balance sheet date, including accrued interest.

                  c.       Current investments
                           -------------------

                           These are the following:

                           - Shares and participation in investment funds which have been valued at their market value at balance sheet date.

                           - Fixed-term deposits, which have been valued at their original amount plus interest accrued up to the closing date.

                           - As of December 31, 1997, the Argentina Government Bond has been valued at cost plus interest accrued as of the end of the year.

                  d.       Receivables to be recovered from customers
                           ------------------------------------------

                           These assets stem from agreements signed by Camuzzi Gas Pampeana S.A. with provinces, municipalities and other entities, to be recovered from customers who are currently connected, or will be connected in the future,

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                           to the network pursuant to the agreements. These were agreed upon in cubic meters of gas and have been valued at the average tariff for gas distributed.

                  e.       Inventories
                           -----------

                           These have been valued at their replacement cost at the end of the year; the value thereof does not exceed their recoverable value.

                  f.       Other assets
                           ------------

                           This item includes a fixed-term deposit with Mercobank S.A. maturing on 2001, as well as Class C shares and bonds of said entity to repay the funds deposited with Banco de Credito Provincial S.A., at the time of its suspension, as mentioned in Note 9 to the Financial Statements. Such assets were valued at their estimated recovery value.

                  g.       Fixed assets
                           ------------

                           The fixed assets transferred by Gas del Estado at the beginning of the operations of Camuzzi Gas Pampeana S.A. have been valued in an overall manner, according to the contract for the transfer of the Company's shares by Gas del Estado. This value has been restated in current Pesos as at August 31, 1995.

                           The aforementioned value was recalculated for each individual fixed asset, based on the stocktaking and valuation carried out during the fiscal year ended December 31, 1993 by independent consultants.

                           Additions carried out after such date and up to August 31, 1995, were valued at their acquisition cost, restated in current Pesos at such date. As from September 1, 1995, additions have been valued at their acquisition cost in current Pesos of the corresponding period.

                           Up to August 31, 1995, additions of gas distribution networks in favor of the Licensee Company made free of charge, were recorded at their replacement cost at the time of the transfer under the item "Other Income".

                           According to resolutions of the CNV adopted in the meetings held on July 28 and August 16, 1995, the gas distribution networks transferred free of charge or partially funded by third parties after September 30, 1995 shall be recorded at the lower of their construction cost or the cost set for the transfer and their value to the business.

                           In the case that the value of the asset added exceeds the value of the consideration assumed by the Licensee, or if such consideration does not exist (free of charge), a cross-entry shall be recorded in an adjustment account, which is shown deducted from the Fixed Assets, whose depreciation criteria is equivalent to that of the asset added.

                           The obligation to partially or totally compensate third parties is recorded as a liability of the Subsidiary Company.

                           The values thus determined are disclosed net of the corresponding accumulated depreciation, calculated using the straight-line method, based on the estimated useful lives of the assets.

                           Having concluded the five-year mandatory investment plan and other investments made in order to adapt the safety and reliability of the system to international standards, the Subsidiary Company has conducted a review of the useful lives based upon the inventory as of December 31, 1997. To such effects, independent technical experts were hired in order to evaluate the condition of the assets used in the provision of gas distribution services. The impact of the extension of the useful life upon the net profit for the 1998 fiscal year amounts to approximately Ps. 2.3 million.

                           The Subsidiary Company defers the net costs derived from the financing with third party capitals of construction works which extends in time until they are in start-up conditions. The amount capitalized in fixed assets amounted to Ps. 633,608 during the fiscal year ended December 31, 1998.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                           The value of the Fixed Assets, taken as a whole, does not exceed their recoverable value.

                  h.       Intangible assets
                           -----------------

                           This caption includes the purchase of computer software and expenses in relation to the programs for the issuance of the Notes by Sodigas Pampeana S.A. and its Subsidiary Company, to be amortized over a five-year period.

                           Additions of Intangible Assets made up to August 31, 1995 are recorded at their acquisition cost restated in current Pesos at such date, while additions carried out after September 1, 1995 are disclosed at their acquisition cost in current Pesos of the corresponding period, in both cases net of their corresponding cumulative amortization, calculated according to the straight-line method.

                  i.       Shareholders' equity
                           --------------------

                           The Capital Stock has been stated at its nominal value. The Capital Stock Adjustment represents the difference between the nominal value of the capital stock and its value adjusted, based on the fluctuation in the general wholesale price index up to August 31, 1995.

                           Changes in net worth prior to August 31, 1995 are restated as of that date, while subsequent changes are stated in the currency value of the corresponding period.

                  j.       Profit/(loss) accounts
                           ----------------------

                           Profit/(loss) for the year is disclosed at historical values, except for the charges for assets consumed (fixed asset depreciation and intangible asset amortization), which were determined according to the values of such assets.

                  k.       Accounting recognition of income
                           --------------------------------

                           The income stemming from gas distribution activities is recognized when the service is rendered and charged to the "Unbilled gas consumption" account.

                  l.       Statement of Cash Flows
                           -----------------------

                           The Statement of Cash Flows is presented using the Indirect Method of Alternative D of Technical Resolution No. 9 of the Argentine Federation of Professional Councils of Economic Sciences, considering Cash and Banks and Short-Term Investments as funds.

                  m.       Accounting estimates
                           --------------------

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                           The preparation of these financial statements as of a specified date requires that the Subsidiary Company's management performs estimates and assessments that affect the amount of the recorded assets and liabilities and the contingent assets and liabilities disclosed as of the date of these financial statements, as well as the income and expenses recorded during the fiscal year. The Subsidiary Company's management makes estimates so as to calculate, among other things, the income tax charge, the unbilled gas consumptions, the discounts to be made to users and the provisions for contingencies, as of a certain date. The actual future results may differ from the estimates and assessments made as of the date of the financial statements.

NOTE 3:           CORPORATE CONTROL

                  Sodigas Pampeana S.A. owns 70.486676% of the shares of Camuzzi Gas Pampeana S.A.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4:  BREAKDOWN OF ITEMS

                  Consolidated general balance sheet
                  ----------------------------------

                  a.       Trade accounts receivable
                           -------------------------

                                                              As of December 31,
                                                         ----------------------------

                                                             1998            1997
                                                             ----            ----
CURRENT                                                             (Pesos)

Trade debtors ......................................      22,312,546       23,920,721

Subsidies receivable ...............................       3,869,186        4,222,990

Unbilled gas consumption ...........................      17,543,890       18,755,032
                                                         -----------      -----------

SUBTOTAL ...........................................      43,725,622       46,898,743

Less:  Allowance for defaulting debtors (Schedule E)      (9,574,142)      (6,775,306)
                                                         -----------      -----------

TOTAL ..............................................      34,151,480       40,123,437
                                                         -----------      -----------

NON CURRENT

Subsidies receivable ...............................         426,000               --
                                                         -----------      -----------

TOTAL ..............................................         426,000               --
                                                         ===========      ===========

TOTAL TRADE ACCOUNTS RECEIVABLE ....................      34,577,480       40,123,437
                                                         ===========      ===========

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  b.       Other accounts receivable
                           -------------------------

                                                                            As of December 31,
                                                                        --------------------------

                                                                             1998           1997
                                                                             ----           ----
CURRENT                                                                            (Pesos)

Receivables to be recovered from customers (Note 2.d) ..............        584,852        301,552

Miscellaneous advance payments .....................................        172,059        166,081

Prepaid expenses and interest (Schedule G) .........................        249,136         73,485

Guarantee deposits .................................................        293,775        296,175

Receivables to be recovered for additional transportation charges...             --        991,772

Receivables to be recovered as per Section 41 Law 24,076 (Note 12.b)      4,509,822      2,568,842

Miscellaneous (Schedule G) .........................................        459,738        396,840
                                                                         ----------     ----------

TOTAL ..............................................................      6,269,382      4,794,747
                                                                         ----------     ----------


NON-CURRENT

Receivables to be recovered from customers (Note 2.d) ..............        117,140        494,862

Receivables to be recovered as per Section 41 Law 24,076 (Note 12.b)     25,402,907     26,279,763

Judicial deposits ..................................................        159,215             --

Prepaid expenses ...................................................         64,155             --

Miscellaneous ......................................................         37,347        182,044
                                                                         ----------     ----------

Total ..............................................................     25,780,764     26,956,669
                                                                         ==========     ==========

Total other accounts receivable ....................................     32,050,146     31,751,416
                                                                         ==========     ==========

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  c.       Other assets
                           ------------



                                                               As of December 31,
                                                          ---------------------------

                                                             1998             1997
                                                             ----             ----
CURRENT                                                             (Pesos)

Restricted availability funds (Note 9) ..............             --         644,930
                                                          ----------      ----------

Total ...............................................             --         644,930
                                                          ----------      ----------

NON-CURRENT

Series C Certificates (Note 9) ......................        667,325              --

Fixed-term deposits with Mercobank S.A. (Note 9) ....        517,455              --

Mercobank S.A.'s shares (Note 9) ....................        840,126              --

Restricted availability funds (Note 9) ..............             --       1,504,838
                                                          ----------      ----------

Subtotal ............................................      2,024,906       1,504,838

less:

Allowance for depreciation of Mercobank S.A.'s shares       (291,434)             --

Allowance for uncollectible Series "C" Certificates .       (516,000)       (480,000)
                                                          ----------      ----------

Subtotal (Note 9 and Schedule E) ....................       (807,434)       (480,000)
                                                          ----------      ----------

Total ...............................................      1,217,472       1,024,838
                                                          ----------      ----------

Total other assets ..................................      1,217,472       1,669,768
                                                          ==========      ==========

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  d.       Other liabilities
                           -----------------

                                                                     As of December 31,
                                                                 --------------------------
                                                                    1998           1997
                                                                 ----------     ----------
CURRENT                                                                   (Pesos)

Gas-in-kind payables .......................................      2,548,780      2,742,271

Reimbursements to be passed through on account of additional
transportation charges .....................................      1,032,802        203,519

Consumer secured deposits ..................................        184,743        245,465

Other accounts payable .....................................      2,252,411      2,339,750
                                                                 ----------     ----------

TOTAL ......................................................      6,018,736      5,531,005
                                                                 ----------     ----------

NON-CURRENT

Gas-in-kind payables .......................................      8,968,626      7,807,234

Other accounts payable .....................................          1,000          1,000
                                                                 ----------     ----------

TOTAL ......................................................      8,969,626      7,808,234
                                                                 ==========     ==========

Total other liabilities ....................................     14,988,362     13,339,239
                                                                 ==========     ==========


                  Statement of income
                  -------------------

                  e.       Net sales
                           ---------


                                                           For the fiscal years ended December 31,
                                                           ---------------------------------------
                                                                    1998            1997
                                                                 ----------      ----------
                                                                          (Pesos)
Gas sales ..................................................    375,138,727      377,250,834

Sales of other items .......................................      2,243,917        1,751,388

Direct taxes on sales ......................................     (9,651,975)      (6,580,497)
                                                               ============     ============

TOTAL ......................................................    367,730,669      372,421,725
                                                               ============     ============

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         f.       Financial and holding gain/(loss)
                  ---------------------------------

                                           For the fiscal years ended December 31,
                                           ---------------------------------------

                                                  1998                   1997
                                                  ----                   ----
GENERATED BY ASSETS                                         (Pesos)

Interest ...............................       4,341,758               5,808,394

Income from investments ................         391,747                  72,937

Exchange differences ...................             720                 145,873

Listing differences ....................           1,953                      --

Discounts obtained .....................           7,179                  12,240
                                             -----------             -----------

TOTAL ..................................       4,743,357               6,039,444
                                             -----------             -----------

GENERATED BY LIABILITIES

Financial interest .....................     (17,282,651)            (19,998,718)

Interest on tax debts ..................      (2,151,331)                     --

Exchange difference ....................          (8,517)                 (3,988)

Miscellaneous ..........................         (13,076)                (47,559)
                                             -----------             -----------

TOTAL ..................................     (19,455,575)            (20,050,265)
                                             -----------             -----------

FINANCIAL AND HOLDING GAIN/(LOSS) ......     (14,712,218)            (14,010,821)
                                             ===========             ===========

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         g.       Other income and expenses, net
                  ------------------------------

                                                                     For the fiscal years ended December 31,
                                                                     ---------------------------------------
                                                                            1998                     1997
                                                                            ----                     ----
OTHER INCOME                                                                           (Pesos)

Leases income ...............................................               255,900                     --

Commissions for collection charges on behalf of third parties                85,767                103,409

Miscellaneous ...............................................             1,457,075                 48,905
                                                                         ----------             ----------

TOTAL .......................................................             1,798,742                152,314
                                                                         ----------             ----------

OTHER EXPENSES

Provision for lawsuits (Schedule E) .........................            (2,843,200)              (670,084)

Miscellaneous (Schedule H) ..................................              (813,311)              (613,173)
                                                                         ----------             ----------

TOTAL .......................................................            (3,656,511)            (1,283,257)
                                                                         ----------             ----------

TOTAL OTHER INCOME AND EXPENSES (LOSS), NET .................            (1,857,769)            (1,130,943)
                                                                         ==========             ==========




         h.       Extraordinary loss
                  ------------------


Uncollectibility of Series C Certificates (Schedule E) ......               (36,000)              (480,000)

Depreciation of Mercobank S.A.'s shares (Schedule E) ........              (291,434)                    --
                                                                         ----------             ----------

TOTAL .......................................................              (327,434)              (480,000)
                                                                         ==========             ==========




NOTE 5:           INTERCOMPANY BALANCES AND OPERATIONS

                                                                                 AS OF DECEMBER 31,
                                                                         ----------------------------------

                                                                            1998                     1997
                                                                            ----                     ----

RECEIVABLES                                                                            (Pesos)

         Aguas de Balcarce S.A ..............................                 1,449                     --
         Aguas de Laprida S.A ...............................                 6,155                  3,059
         Camuzzi Gas del Sur S.A ............................               732,219              1,318,660
         Sodigas Sur S.A ....................................               147,510                     --
         Empresa Distribuidora de Energia Atlantica S.A .....                83,341                 88,555
         Inversora Electrica de Buenos Aires S.A ............               590,000                     --
         Central Piedrabuena S.A.(2) ........................            22,731,673             12,129,527
                                                                         ----------             ----------

         Total ..............................................            24,292,347             13,539,801
                                                                         ==========             ==========

PAYABLES
         Aguas de Balcarce S.A ..............................                    --                 12,011
         Camuzzi Argentina S.A ..............................             1,113,309                652,242
         Consolidated Natural Gas Cayman Three Limited .....                 25,000                     --
         Sempra Energy International S.L ....................                25,000                     --
                                                                         ----------             ----------

         Total ..............................................             1,163,309                664,253
                                                                         ==========             ==========

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                                           FOR THE FISCAL YEARS ENDED DECEMBER 31,
                                                                          ---------------------------------------

                                                                                 1998                  1997
                                                                                 ----                  ----
INCOME/(LOSS) ACCOUNTS                                                                     (Pesos)

CAMUZZI GAS DEL SUR S.A.
         Propane gas sales .....................................                187,454               1,033,325
         Administrative and personnel services .................              3,304,509               3,099,313
         Purchase of gas and transportation ....................                     --                  (8,459)

CAMUZZI ARGENTINA S.A.
         Technical assistance and professional fees ............             (4,067,930)             (4,567,874)
         Fees paid on account of work inspection services ......               (339,209)                     --
         Maintenance service of computer systems ...............               (626,662)               (622,128)
         Recovery of expenses incurred for administrative
         financial advice ......................................                986,890                 534,180
         Financial and administrative advisory services ........               (499,704)                     --
         Lease income ..........................................                255,900                      --
         Administrative expenses recovery ......................                272,412                      --
         Expenses recovery .....................................                (50,000)                     --

LOMA NEGRA C.I.A.S.A.
         Gas sales(1) ..........................................              4,180,508              13,736,910

AGUAS DE BALCARCE S.A.
         Administrative and personnel services .................                  7,440                   7,440

AGUAS DE LAPRIDA S.A.
         Administrative and personnel services .................                  3,096                   3,096

EMPRESA DISTRIBUIDORA DE ENERGIA ATLANTICA S.A.
         Gas sales .............................................                 10,559                  15,687
         Purchases of electricity ..............................                (55,121)                (29,981)
         Administrative expenses recovery ......................                133,730                      --

CENTRAL PIEDRABUENA S.A.
         Gas sales .............................................             52,271,752              14,833,171

Sempra Energy International S.L.
         Expenses recovery .....................................                (25,000)                     --

Consolidated Natural Gas Cayman Three Limited
         Expenses recovery .....................................                (25,000)                     --

SODIGAS SUR S.A.
         Personnel services ....................................                147,510                      --

INVERSORA ELECTRICA DE BUENOS AIRES S.A.
         Recovery of expenses incurred for administrative advice                100,000                      --
         Administrative services ...............................                490,000                      --

OTHER OPERATIONS
CAMUZZI ARGENTINA S.A.
         Technical advisory services capitalized in works in
         progress ..............................................                181,396                 597,334
         Fees paid on account of work inspection services ......                161,293                 284,170
         Purchase of software ..................................                129,624                 390,802
         Sale of vehicles ......................................                 45,125                      --
         Miscellaneous .........................................                 40,782                      --

CAMUZZI GAS DEL SUR S.A.
         Miscellaneous .........................................                127,222                      --

CENTRAL PIEDRABUENA S.A.
         Miscellaneous .........................................                  3,420                      --

EMPRESA DISTRIBUIDORA DE ENERGIA ATLANTICA S.A.
         Miscellaneous .........................................                 38,244                      --

                                           (Notes appear on the following page)

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  (1) On March 26, 1998, Loma Negra C.I.A.S.A. sold its interest in Sodigas Pampeana S.A.

                  (2) Central Piedrabuena S.A. made payments under protest for approximately Ps. 2.0 million and additionally, it has not recorded approximately Ps. 1.9 million, which was originated by differences in the construction of gas purchase agreement currently in force. As of the date hereof, the dispute has been submitted to arbitration by the Regulatory Authority. Furthermore, the payment condition currently in force is pending approval by the Board of Directors. In the opinion of the Subsidiary Company and its legal counsel, an adverse decision in relation to the aforementioned dispute is considered not probable.

                  Clarifying notes:
                  -----------------

                  (a) The Subsidiary Company, together with Camuzzi Gas del Sur S.A. has a dispute with Camuzzi Argentina S.A., as regards the ownership of the invoicing and collection system (AG system) and others. As of the date hereof, the parties are negotiating in order to resolve the dispute. The parties have agreed that if they cannot solve the dispute, the same shall be submitted to arbitration by an independent expert.

                  (b) Camuzzi Gas Pampeana S.A. has not recognized higher costs claimed by Camuzzi Argentina S.A. in relation to the work inspection services for the gas pipeline of the coast for Ps. 840,809. The Subsidiary Company understands that such costs are not applicable since they are not considered in the respective agreement. As of the date hereof, the Companies are negotiating in order to resolve the dispute. In the opinion of the Subsidiary Company and its legal counsel, an adverse decision in relation to the aforementioned dispute is considered not probable.



NOTE 6:           MANDATORY INVESTMENTS OF THE SUBSIDIARY COMPANY

                  Chapter IV of the Distribution License states that the Subsidiary Company, Camuzzi Gas Pampeana S.A., must undertake a five-year plan from 1993 to 1997, which includes investments in network pipelines, services, protection against rust and corrosion, communications equipment and SCADA (centralized telemeasurement and control equipment system).

                  The amounts of the investments, as set by the License for each year, are the following:

                                 YEAR                U.S.$
                                 ----                -----
                                 1993              6,104,000
                                 1994              7,793,000
                                 1995              7,460,000
                                 1996              7,074,000
                                 1997              8,679,000
                                                  ----------
                                Total             37,110,000
                                                  ==========



                  Furthermore, the Licensee has fulfilled in due time and manner the mandatory investments for 1993, 1994, and 1996, and was notified of such fulfillment by ENARGAS following an operating audit of such investments. As a consequence of the differences in criteria regarding the investments corresponding to the year 1995, the Regulatory Authority has determined the creation of a guarantee deposit by Camuzzi Pampeana S.A. for an amount of U.S.$216,400 until the situation is settled. Mandatory investments for the year 1997 are under examination by the Regulatory Authority.

NOTE 7:           ISSUANCE OF NOTES BY THE SUBSIDIARY COMPANY

                  On December 11, 1996, together with Camuzzi Gas del Sur S.A., Camuzzi Gas Pampeana S.A. issued jointly and severally Notes not convertible into shares under a Medium-Term-Note Program which was approved by Resolution No. 136 of the CNV dated December 6, 1996.

                  Such issue was approved by the Board of Directors of the Licensee on November 12, 1996; the main purpose of this issue was to provide Camuzzi Gas Pampeana S.A. with an important availability of funds in order to (i) refinance Series B of the Notes in an aggregate principal amount of U.S.$90,000,000 issued jointly and severally with Camuzzi Gas del Sur S.A. under the Note Program approved by the Company's Shareholders' Meeting dated October 25, 1993; (ii) develop its investment plans; (iii) pay up working capital and (iv) refinance other liabilities.

                  The conditions for the issuance are as follows:

                  o Aggregate principal amount: U.S.$130,000,000
                  o Percentage corresponding to Camuzzi Gas Pampeana S.A.:
                    61.11%
                  o Interest rate: 9 1/4%, payable semi-annually in arrears.
                  o Price: 99.80 %.
                  o Maturity of principal: December 15, 2001.

                  The aforementioned program was created under a joint issuance with Camuzzi Gas del Sur S.A., and the two companies will be jointly and severally liable for the payment of interest and principal.

                  On May 9, 1997, the issued Notes were registered before the United States Securities and Exchange Commission (SEC).

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  The main restrictions under the offering circular for the issuance of Notes are the following:

                  (a) Limitations on Liens: neither of the Issuers shall, nor shall either of the Issuers permit any of their respective Subsidiaries to, incur, assume or suffer the existence of, any lien upon its property, assets or revenues, whether now owned or hereafter acquired, securing any indebtedness of any person, unless the Notes are equally and ratably secured by such Liens, except for:

                           (i)      Liens existing on the Issue Date of the
                                    Notes:

                           (ii) Liens for taxes or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of such Issuer or such Subsidiary Company, as the case may be, in conformity with Argentine professional accounting standards;

                           (iii) Liens on all or part of any property, assets (including, without limitation, equity interests) or revenues to secure indebtedness incurred solely for purposes of financing the acquisition, construction or installation thereof incurred concurrently with or within 120 days after the completion of such acquisition, construction or installation, or liens on any property, assets (including, without limitation, equity interests) or revenues existing on the date of the acquisition thereof;

                           (iv) Liens arising in the ordinary course of business which do not secure indebtedness and which (A) are not in effect for a period of more than 60 days, (B) are being contested in good faith by appropriate proceedings, which have the effect of preventing the forfeiture or sale of the property or the assets subject to any such lien, or (C) secure an obligation of less than U.S.$1,000,000;

                           (v) Any attachment or judgment lien, unless (A) within 60 days after the entry thereof, its discharge has not been filed or execution thereof stayed pending appeal, (B) shall not have been discharged within 60 days after the expiration of any such stay or (C) is for an amount less than U.S.$1,000,000;

                           (vi) Liens created or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business;

                           (vii) Any lien imposed by operation of mandatory provisions of applicable law that do not materially affect the Shareholders' Equity of the Issuers to perform their respective obligations under the Notes or Indenture;

                           (viii) Liens other than those described in the foregoing clauses (i) through (vii) upon the property, assets or revenues of either or both of the Issuers or any of their respective Subsidiaries securing indebtedness in an aggregate principal amount not in excess of U.S.$10,000,000 (or its equivalent in other currencies) at any time outstanding; and

                           (ix) Any extension, renewal or replacement, in whole or in part, of any lien described in the foregoing clauses (i) through (viii), provided that (A) such extension, renewal or replacement does not extend to any property other than that originally subject to the liens being extended, renewed or replaced and (B) the principal amount of the indebtedness secured by such lien is not increased.

                  (b) Maintenance of the Net Worth to Consolidated Indebtedness Ratio: Neither of the Issuers shall permit the ratio of its Net Worth to its Consolidated Indebtedness to be less than 1 to 1.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                  (c)      Restrictions on Sale and Lease-Back Agreement:
                           Neither of the Issuers shall, nor shall either of the Issuers permit any Subsidiary Company to, enter into any Sale and Lease-Back Agreement with respect to any property unless (i) such agreement involves a lease for a term of no more than three years by the end of which it is intended that the use of such property by the lessee shall be discontinued, (ii) such agreement is between the Issuers, or between either or both of the Issuers and a Subsidiary Company, or between Subsidiaries, (iii) the Issuers or any Subsidiary Company would not be entitled to incur indebtedness secured by a mortgage on the property involved in such agreement at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Agreement, without equally and ratably securing the Notes, (iv) the proceeds of such agreement are at least equal to the fair market value thereof (as determined in good faith by the Board of Directors of each of the Issuers) and the Issuers apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Agreement within 180 days of such sale to either (or a combination of)
                           (A) the amortization (other than any mandatory amortization, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of either or both of the Issuers or a Subsidiary Company (other than debt that is subordinated to the Notes or debt to either or both of the Issuers or a Subsidiary Company) that matures more than 12 months after the creation of such debt or (B) the purchase, construction or development of other comparable property, or (v) such agreement is entered into within 120 days after the initial acquisition by such Issuer or the Subsidiary Company, as the case may be, of the property subject to such agreement.

                  (d) Merger, Consolidation or Sale of Assets: Neither of the Issuers will merge into or consolidate with any person or sell, lease, transfer or otherwise convey or dispose of all or substantially all of its assets, whether by one transaction or a series of transactions, to any person, (a) unless, in the case of any such merger or consolidation, (i) such Issuer is the successor person and (ii) any Noteholder who elects to be guaranteed or repaid upon such merger or consolidation pursuant to Argentine law is so guaranteed or repaid by either of the Issuers, or (b) unless, in the case of any such other transaction,
                           (i) immediately after giving effect to such transaction or series of transactions, no Event of Default or event which, after the giving of notice or the lapse of time or both, would constitute an Event of Default, will have occurred and be continuing,
                           (ii) the successor person is a company that will expressly assume the obligations of such Issuer under the Notes and the Indenture, and (iii) such Issuer shall have delivered to the Trustee an officer's certificate and an opinion of counsel stating that such merger, consolidation, sale, lease, transfer or other conveyance or disposition complies with the Notes and that all conditions precedent therein relating to such transaction have been met. Upon the occurrence of any such merger, consolidation, sale, lease, transfer or other conveyance or disposition of all or substantially all of such Issuer's assets, the successor person will succeed to and become substituted for the Issuer or both Issuers, as the case may be, and may exercise every right and power of such Issuer with the same effect as if it had been named in the Notes and the Indenture and, thereafter, such Issuer will be released from its liability as obligor on the Debt Securities and under the Indenture.

NOTE 8:           RESTRICTIONS ON THE SUBSIDIARY COMPANY'S ASSETS

                  Assets essential for the rendering of the service
                  -------------------------------------------------

                  Pursuant to the provisions of the terms and conditions for the privatization of the natural gas distribution service, Camuzzi Gas Pampeana S.A. must obtain ENARGAS' prior consent, without which the License may be revoked, to sell, assign, encumber or dispose of assets which are essential for rendering the service.

NOTE 9:           AMOUNTS TO BE RECOVERED BY THE SUBSIDIARY COMPANY FROM BANCO
                  MERCOBANK

                  The Central Bank of the Argentine Republic (the "Central Bank"), through Resolution No. 365 dated August 20, 1997, resolved the full suspension of the transactions of Banco Credito Provincial S.A., except for those transactions related to the Central Bank derived from monetary and/or exchange regulation transactions; transactions related to purchase and credit cards existing as at such date; credit collection transactions, mere custody administrative transactions or those related to the compliance with labor, social security or fiscal obligations; and the payment of pensions with funds provided for by the Argentine Administration of Social Security.

                  In addition, on December 18, 1997, the Central Bank through Resolution No. 741 authorized the group of major depositors of Banco Credito Provincial S.A. to create a retail commercial bank called Mercobank S.A., pursuant to the provisions of section 7 of the Argentine Financial Institutions Law.

                  Mercobank S.A. acknowledged deposits of Camuzzi Gas Pampeana S.A. totalling Ps. 1,297,075, equal to 60% of the aggregate amount due from Banco Credito Provincial, and Camuzzi Gas Pampeana S.A. as major depositor, instructed the entity to apply such deposits up to the amount of Ps. 646,050 to the subscription of 646,050 shares of common stock, nominal value Ps. 1 (Pesos one) each, as irrevocable contribution. As regards the remaining balance, on June 3, 1998 the

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                  Subsidiary Company received a payment in cash of Ps. 133,570, while for the remaining Ps. 517,455 a fixed-term deposit maturing on May 14, 2001 was made.

                  For the balance of preferred liabilities for deposits not assumed by Mercobank S.A., Camuzzi Gas Pampeana S.A. received Ps. 861,401 in Series C Certificates of the trust created by Mercobank S.A., of which Promotora Fiduciaria S.A. is a trustee; such amount equals to 40% of the aggregate amount due from Banco Credito Provincial S.A.

                  On August 25, 1998, Mercobank S.A. capitalized 22.53% of the values expressed as Series C Certificates in shares.

                  In that sense, 194,076 ordinary shares, NV Ps. 1 (Peso One) each, have been subscribed. Consequently, as of December 31, 1998, the amount of the shares and Series C Certificates total Ps. 840,126 and Ps 667,325, respectively.

                  The Subsidiary Company set up an allowance of Ps. 516,000, which represents the portion of uncertain recovery of the value of the Series C Certificates received by Camuzzi Gas Pampeana S.A. Regarding the shares held by the Subsidiary Company, as mentioned in Note 2.f., the same were valued at their estimated recovery value, and, consequently, an allowance for depreciation amounting to Ps. 291,434 has been set up.

NOTE 10:          RECORDABLE ASSETS OF THE SUBSIDIARY COMPANY

                  As regards the real estate transferred under the Transfer Contract, the Subsidiary Company has effected the corresponding deeds with the Argentine General Notary Public, and only isolated and irrelevant cases are pending.

                  Additionally, the Subsidiary Company completed the transfer of all the vehicles.

NOTE 11:          CONSTRUCTION FUNDED BY THIRD PARTIES

                  Constructions funded by third parties, incorporated into the Subsidiary Company's network during the fiscal years ended December 31, 1998 and 1997, were the following:


                                                FOR THE FISCAL YEARS ENDED DECEMBER 31,
                                                ---------------------------------------
                                                          1998           1997
                                                          ----           ----
                                                               (Pesos)

                    o For valuable consideration        3,188,972     2,714,904



                  On February 8, 1996, ENARGAS issued Resolution No. 268/96, which sets forth that regarding construction fully or partially financed by third party users, such users should receive a discount based on the difference between the value of the construction and the amount actually discounted, if any.

                  By means of ENARGAS' Resolution No. 356, dated August 22, 1996, the Regulatory Authority established the amounts to be recognized to the users mentioned above according to the business value determined by such entity.

                  In compliance with this resolution, regarding networks transferred free of charge, during the fiscal year 1996, the Subsidiary Company recorded a liability in an amount estimated as the payment price in m3 of gas which was debited from a reserve set up in previous years for this purpose. In those projects in which the payments made by the Licensee differed from those set forth by the Regulatory Authority, the liability corresponding to such difference was accounted for. Both liabilities were valued at current tariffs.

                  Furthermore, on February 3, 1997, by means of Resolution No. 422 the Regulatory Authority set the charges that the Gas Distribution Companies shall have to pay to third party users financing network extension works; such amount resulted from the business value set forth by ENARGAS. This resolution was only applicable to works transferred to the Licensee Companies in 1996.

                  As regards works to be financed by future clients, commenced and transferred to the net worth of the Licensees in 1997, the Regulatory Authority issued Resolution No. 587, dated March 16, 1998, whereby it established the consideration to be granted to the clients, in accordance with the methodological guidelines included therein.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  As of the date hereof the Subsidiary Company has taken the necessary steps to implement the reimbursement of the cubic meters duly suggested by the ENARGAS.

                  Subsequently, the ENARGAS, through Order No. 4,688 dated December 30, 1997, modified the criteria previously established by its Resolutions No. 356/96 and 422/96 and Order No. 1877/96, in connection with the obligation of the Distribution Service Licensees to grant provisions to third party users who totally or partially paid undertakings related to new networks or extensions thereof.

                  This amendment consists, basically, in the replacement of the obligation of such users to file the documentation evidencing their contribution, as called for by the above-mentioned resolutions, by the execution of an affidavit in relation thereof.

                  The above-mentioned order of ENARGAS has been challenged by the Subsidiary Company on the grounds that it affects its legitimate rights. However, the Subsidiary Company made an analysis to determine the amount to be discounted in compliance with such order. As a result of such work, it was established that in the event that the existing users and the potential users to be included in the assets transferred without monetary compensation to the Subsidiary Company are entitled to the discounts set forth in the ENARGAS' resolutions, the increase in the liabilities would amount to a maximum of Ps. 1.7 million. In addition, it should be noted that such liability may be substantially lesser due to the fact that as of the date of the financial statements the number of users entitled to such discount cannot be determined, and so the liability shall be acknowledged to the extent that the amount to be paid to users is agreed.

                  Considering that the Subsidiary Company accountably keeps a voluntary reserve which includes the undertakings financed by third parties users and transferred free of charge, the above-mentioned adjustment, if any, shall be accounted as a withdrawal of said reserve, in which case the final balance of the same would amount approximately to Ps. 42.8 million.

                  As regards the networks transferred without monetary compensation, the liability shall also be acknowledged to the extent that the amount to be paid to users.

NOTE 12:          LEGAL AND TAX MATTERS OF THE SUBSIDIARY COMPANY

                  a.       Income tax
                           ----------

                  On January 30, 1998 and May 28, 1998, the Subsidiary Company amended its tax returns by changing the depreciation of the fixed assets received free of charge, as a consequence of the new tax determination corresponding to the amounts of the networks added by the Licensee up to June 1995, by application of the ENARGAS' Resolutions governing the transfer of networks funded, in whole or in part, by third parties; and fully paid the difference originated in the deduction of the tax on assets.

                  On June 22, 1998, the Argentine Tax Authority ("AFIP") gave notice of the adjustments proposed by the inspections which amount to Ps. 2,609,982 for the deduction of the tax on assets applicable in 1993 and 1994, and to Ps. 22,654,073 corresponding to computation differences originated in the treatment as non-assessable income granted by Camuzzi Gas Pampeana to the networks received free of charge, which was answered by the Company on July 14, 1998.

                  Furthermore, on August 23, 1998, a copy of the amended tax returns requested by the Division Determinacion de Oficio of the AFIP was attached to the answer.

                  Said amendments were not considered by the AFIP at the time of serving the notice.

                  On January 15, 1999, an order from the Division Determinacion de Oficio (Official Assessment Division) was received, requesting the Division Fiscalizadora Externa II (External Control Division II) to attach within a 30-business day term, a technical report as regards the different aspects included in the Subsidiary Company's answer. As of the date hereof, the Company is preparing the answer to the requirement made by the Division Fiscalizadora Externa II.

                  In the opinion of the Subsidiary Company and its legal counsel, the filing of the amended tax returns applying the criteria of the ENARGAS for tax purposes, and the inclusion of the adjusted amounts in the Installment Payment System (Regimen de Facilidades de Pago) would settle the matter, since interests of the tax authority would be satisfied, and therefore any attempt by it to re-open the case would not be successful.

                  b.       Gross sales tax - Province of Buenos Aires
                           ------------------------------------------

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                  The Province of Buenos Aires Revenue Board (the "DPRPBA") made assessments questioning the Subsidiary Company's Gross Sales Tax returns, and claiming Ps. 8,853,585 and Ps. 7,386,021 for the periods from December 1992 through February 1995, and from March 1995 to June 1996, respectively, not including fines and accessory charges. Such difference arises mainly from the fact that the tax authority claims that the tax base on which the tax rate should be applied for computing gross sales taxes on gas sales should include all revenue obtained, as gas prices are no longer regulated by the State after the privatization; therefore, the tax base is no longer regulated by the provisions of Section 141, Subsection (a) of the Tax Code.

                  The Subsidiary Company's position since the beginning of operations, is that the tax basis is the difference between the selling and the purchasing price.

                  On November 25, 1996, the General Revenue Board issued a Final Opinion stating that, in its opinion, Camuzzi Gas Pampeana S.A. must pay gross sales tax on its total sales and not on the margin of distribution. On December 13, 1996, the General Revenue Board further explained some points of the opinion indicating that, according to such body, the change of criterion had derived from the fact that as from the takeover of the natural gas distribution service by the Licensees, the regulations set forth under the Fiscal Code (Section 136, Subsection (e) and Section 141, Subsection (a)) are not valid, since the Government, upon withdrawing from the business, no longer regulates the official selling prices.

                  Even though the Subsidiary Company's legal counsel considered that the Subsidiary Company's defense was based on solid grounds, the Final Opinion issued by the General Revenue Board significantly changes the situation in that it explicitly clarifies the tax criterion approved by the Province of Buenos Aires and the change in the tax burden of the Licensee. Therefore, because the Subsidiary Company is not legally required to participate in a long judicial proceeding, the results of which cannot be assured in spite of its sound defense, and because its property would be subject to attachment during the course of such proceeding, on December 19, 1996, the Subsidiary Company availed itself of the Debt Consolidation Regulations pursuant to the provisions of the provincial law 11,808. (Official Gazette July 10, 1996).

                  Thus, as is evident from the above-mentioned conditions, the Opinion of the General Revenue Board modified the tax system through the implementation of a new criterion which altered the Licensees tax burden, generating a cost fluctuation due to a "tax change", which was considered as a non-recurring tariff adjustment by point 9.6.2. of the Distribution License and by law 24,076.

                  Through Resolution No. 544 dated November 17, 1997 and pursuant to the regulatory framework of the activity, the ENARGAS authorized the pass-through to the tariffs of the effects caused by the legal changes in the payment of the tax in accordance with the methodology defined by that Regulatory Authority in its note No. 108 dated January 12, 1998.

                  Therefore, and as mentioned before, because a "change of tax rules" generates a right for the Subsidiary Company to pass this change on to the tariffs as envisaged in paragraph 9.6.2. of the Distribution License and in Law No. 24,076, Camuzzi Gas Pampeana S.A. accounted for the amounts recognized as tax payable, together with the payments made for the taxable basis of all income from gas sales, with a balancing entry in the form of a receivable to be collected from the users in future billings.

                  At December 31, 1998, the receivable to be recovered (which includes accrued interest) amounts to Ps. 29,912,729, of which, Ps. 4,509,822 were recorded under "Other Current Accounts Receivable" and Ps. 25,402,907 under "Other Non-Current Accounts Receivable".

                  c.       Municipal taxes on use of easements
                           -----------------------------------

                  Municipalities usually include a tax on easements in their tax rules. Such rules are in conflict with federal regulations.

                  The Distribution license grants the right to easements free of charge to the Licensee and establishes that, if the municipalities levy any tax which is later ratified by a court, the Subsidiary Company is authorized to pass through such cost increase to the consumers.

                  Point 6.1 of the Distribution License reads as follows: "while the Licensee is in charge of the service, it shall have the right to use free of charge any street, avenue, square, bridge, road and any other public place, including the subjacent and air spaces, necessary for the installation of facilities for the licensed service, including communication lines and interconnections with third parties".

                  However, if any definitive sentence by a court admits the validity of the provincial or municipal rules, which levy a tax on such easement or use upon the Licensee, the Licensee may pass through such additional cost to the consumers residing

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  within the jurisdiction in which such tax is applicable, and the Regulatory Entity shall act in accordance with the procedures provided for in point 9.6.2, without any right of claim against the Licensee or Gas del Estado.

                  Currently, the following are the most relevant disputes in relation to taxes on rights to subjacent space (subsoil):

                  Municipality of La Plata, Province of Buenos Aires: On October 19, 1995, the licensee company was served an official assessment from the Municipality of La Plata for the payment of Ps. 2,730,141 not including penalties and other expenses.

                  The Subsidiary Company contested the claim before the administrative authorities within the terms authorized by such Municipality.

                  Municipality of Santa Rosa, Province of La Pampa: The amount claimed totals approximately Ps. 69,078, without interest and penalties.

                  The Lower Court sustained the complaint and rejected the defenses filed by the Company. Camuzzi Gas Pampeana S.A. appealed to the Court of Appeals, which upheld the decision. A Provincial Extraordinary Motion was filed.

                  The Supreme Court of the Province rejected our Provincial extraordinary motion. An extraordinary motion was filed with the Federal courts against such decision. The Supreme Court of the Province rejected the Extraordinary Remedy filed by the Subsidiary Company and this Company further submitted a Claim for Reconsideration to the Supreme Court of the Argentine Republic, which was rejected.

                  The amount claimed by the Municipality has been deposited with the court. As of the date hereof, the Subsidiary Company set up an allowance for the total amount claimed.

                  In addition, the Municipality has filed a new claim for an amount of Ps. 506,225.77 for the periods from January 1993 to December 1994 and July 1995 to December 1995, inclusive, therefore the Subsidiary Company filed a response and set up an allowance of Ps. 380,000, included under the item "Provisions". Subsequently, the Municipality reduced the amount of its claim to Ps. 372,674, which was paid under formal protest and with the right to exercise the corresponding judicial actions. Furthermore, it was agreed that the Municipality shall invest the aggregate amount paid in gas networks for the city and said works are currently being carried out.

                  Together with our external counsels, we have been evaluating the possibility of instituting an independent action seeking the declaration of unconstitutionality of the rules taxing the occupancy of public places in relation to gas installations, and a request for an injunctive relief until the matter is settled.

                  Municipality of Saladillo, Province of Buenos Aires: The principal amount claimed totals Ps. 55,542.

                  The claim was submitted and is pending consideration by the administrative court with an answer filed by Camuzzi Gas Pampeana S.A. The municipality has notified the Subsidiary Company that the claim for the collection of such tax has been dismissed.

                  Municipality of Realico, Province of La Pampa: The principal amount claimed totals Ps. 4,137. The Licensee has answered the complaint contesting the action. Thereafter, a judgment rejecting our objections was entered.

                  Municipality of Coronel Suarez, Province of Buenos Aires: The principal amount claimed totals Ps. 6,300. The Subsidiary Company has filed a remedy for reconsideration.

                  Municipality of Las Flores, Province of Buenos Aires: The principal amount claimed totals Ps. 20,083 and Ps. 10,000 as interest and court fees. Upon the executive demand, the Subsidiary Company answered by filing objections to the action.

                  The Subsidiary Company has set up an allowance of Ps. 15,000, which is included under the item "Provisions".

                  In the opinion of the Subsidiary Company, and except for the lawsuit with the Municipality of Santa Rosa and Las Flores, for which provisions have been set up, an adverse decision in relation to the aforementioned claims is considered not probable.

                  d.       Stamp tax
                           ---------

                  d.1. The Revenue Board of the Province of Neuquen notified Camuzzi Gas del Sur S.A. in relation to the contracts for the purchase of gas entered into jointly with the Subsidiary Company, an amended amount of Ps.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           10,400,134 involving the liquidation performed by the supervisors. Subsequently, the notice was answered and the resolution was interrupted on account of the moratorium decrees. Subsequently, notes were filed with the Argentine Ministry of Economy requesting an opinion from the Minister in connection therewith. The province issued Special Decree No. 3534 for the regulated companies to avail themselves of the moratorium, the limit to do so expired on November 6, 1998, and was renewed until January 11, 1999.

                           As of December 31, 1998, the Subsidiary Company recorded an allowance of Ps. 1,536,551 in this respect.

                           On January 7, 1999, the ENARGAS submitted a report to the Argentine Ministry of Economy, expressing that "the taxes claimed by Neuquen, will unfailingly lead to a tariff increase with a serious damage for the users".

                           The expiration of the time limit occurred on January 11, 1999 has not been renewed. The Licensee Company is waiting for an opinion from the Ministry of Economy as regards this issue.

                  d.2 The Province of Neuquen's Revenue Board has served a notice to the Subsidiary Company claiming a principal amount of approximately Ps. 6.2 million. This amount corresponds to the stamp tax derived from the transport agreements entered into with Transportadora de Gas del Sur S.A., before take-over, when Gas del Estado S.E. was the only shareholder of the Subsidiary Company. The Subsidiary Company notified its position to Gas del Estado.

                           The Subsidiary Company believes that these agreements were not subject to provincial stamp tax due to the fact that the parties who entered into said agreements were Argentine state-owned companies, and are therefore exempt from such tax. Although such agreements were subject to stamp tax, the company considers that Gas del Estado S.E. would be the party liable for the payment of this tax, in accordance with the provisions of the Transfer Agreement.

                           In the opinion of the Subsidiary Company and its legal counsels, except for what is mentioned in item d.1., an unfavorable resolution with respect to such claims is considered not probable.

         e.       Others
                  ------

                  On August 8, 1998, the Ministry of Economy and Public Works and Services filed a claim for Ps. 656,485 for differences in the collection of overdue bills; Camuzzi Gas Pampeana was in charge of their collection for the account of Gas del Estado S.E, pursuant to Schedule XXI of the Share Transfer Agreement.

                  The Subsidiary Company duly set up an allowance to meet the claim for Ps. 220,000, which amount is considered sufficient.

NOTE 13:          SUBSIDIARY COMPANY'S ESSENTIAL ASSETS INVENTORY

                  In compliance with ENARGAS' Resolution No. 60, the Subsidiary Company made an inventory of the assets essential for the service as of December 31, 1997, which was certified on October 26, 1998 by an independent expert specialized in that field.

                  As a result of said work, differences were detected between the accounting inventory and the physical one, which reduce the assets timely recorded in an amount of approximately Ps.
                  12.8 million.

                  Due to the fact that the Subsidiary Company maintains a voluntary reserve account consisting of earnings derived from financial undertakings by third parties users and transferred free of charge, the Company adjusted the aforementioned differences against the voluntary reserve.

NOTE 14:          FIVE-YEAR TARIFF REVIEW

                  On June 30, 1997, the Ente Nacional Regulador del Gas issued Resolution No. 468 whereby it approved the five-year tariff review and established new values for the factors K and X per tariff sub-area for the 1998-2002 five-year period.

                  Within the tariff scheme set forth in the Resolution, the incorporation of these two factors (Factor K of Investment and X of Efficiency) has been contemplated; such factors will be added and subtracted respectively from the margin of distribution and, therefore, will affect the final tariff for the next five-year period.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                  During the year 1997, the Subsidiary Company submitted investment projects for the determination of the K factor, which, once reviewed by the ENARGAS, were approved at the end of October 1997 for the La Pampa Norte subarea, and which will be in force as from the second semester of 1998.

                  Simultaneously, the ENARGAS defined an efficiency factor (X) of 4.5% for the Subsidiary Company as from January 1, 1998, which considers the improvements to be achieved in that respect in the next five-year period.

NOTE 15:          SUBSIDIARY COMPANY'S SALES OF LIQUIDS

                  As required by ENARGAS through its note No. 3299 dated October 26, 1994, the Subsidiary Company's sales of extracted liquids and their respective costs for the fiscal year ended December 31, 1998 are disclosed below:


                                                                 (Pesos)

                       Net sales                                 15,845,412
                       Direct costs of sales                     13,472,821



NOTE 16:          INFORMATION SYSTEMS ADAPTATION PROCESS (UNAUDITED)

                  The Subsidiary Company began a process to update its information systems and related technologies, which has been given priority by the Board of Directors. The methodology of work adopted allocates to different engagement teams the finding of a solution for the administrative, invoicing, human resources, hardware and software systems.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                            CONSOLIDATED FIXED ASSETS
              FOR THE FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                     SCHEDULE A

==================================================================================================================









                                             VALUE
                                             AS OF                                                   VALUE
                                          BEGINNING OF                                               AS OF
                                             YEAR       ADDITIONS     TRANSFERS     WRITE-OFFS    END OF YEAR
     PRINCIPAL ACCOUNT                     (PESOS)       (PESOS)        (PESOS)       (PESOS)       (PESOS)
------------------------------------------------------------------------------------------------------------------
Land................................      4,710,764          942             --            --       4,711,706
Condominiums........................        816,147           --             --            --         816,147
Buildings...........................     14,263,215           --             --            --      14,263,215
Facilities..........................      7,665,766       10,392          1,120            --       7,677,278
Gas pipelines.......................    162,160,048           --     16,007,472            --     178,167,520
Main and secondary pipelines........     37,612,648           --          7,496            --      37,620,144
Distribution networks...............    281,128,281    3,822,580        201,004   (14,189,468)    270,962,397
Machinery and equipment.............      3,104,311      180,452            515            --       3,285,278
Pressure reduction stations.........     11,868,608           --        201,998            --      12,070,606
Processing equipment................        215,361           --        568,360            --         783,721
Vehicles............................      5,024,579      787,362      1,025,200       (86,263)      6,750,878
Furniture and office equipment......      1,819,773       37,982             --            --       1,857,755
Gas meters..........................     42,764,895       14,181      2,912,982      (489,226)     45,202,832
Gas cylinders.......................          1,189           --             --            --           1,189
Works in progress...................     11,191,777   14,733,256    (18,341,822)           --       7,583,211
Computer equipment..................      5,557,392      337,753             --            --       5,895,145
Communications equipment............      3,721,037       52,233      1,940,999            --       5,714,269
Material at warehouses..............      3,156,237    5,722,528     (3,002,796)   (2,244,578)      3,631,391
Vehicles without title..............      1,025,200           --     (1,025,200)           --               0
Advances to suppliers...............        770,780      489,474       (497,328)      (60,500)        702,426
------------------------------------------------------------------------------------------------------------------

Total as of December 31, 1998.......    598,578,008   26,189,135             --   (17,070,035)    607,697,108
------------------------------------------------------------------------------------------------------------------

Total as of December 31, 1997.......    570,763,492   31,024,170             --    (3,209,654)    598,578,008
==================================================================================================================






=============================================================================================================================

                                                                          DEPRECIATION
                                       --------------------------------------------------------------------------------------



                                                                         CURRENT YEAR
                                                      ------------------------------------------------------

                                        ACCUMULATED
                                            AS OF                                                                ACCUMULATED
                                        BEGINNING OF                                                                AS OF
                                           YEAR           RATE(1)     AMOUNT(2)     TRANSFERS     WRITE-OFFS     END OF YEAR
     PRINCIPAL ACCOUNT                    (PESOS)           %          (PESOS)       (PESOS)        (PESOS)        (PESOS)
------------------------------------------------------------------------------------------------------------------------------
Land................................            --            --             --            --             --               --
Condominiums........................       101,098          2.00         18,195       (17,571)            --          101,722
Buildings...........................     1,581,133          2.00        387,859        16,696             --        1,985,688
Facilities..........................       865,245          3.33        259,252      (187,832)            --          936,665
Gas pipelines.......................    25,453,335          2.50      4,625,535     4,756,304             --       34,835,174
Main and secondary pipelines........     6,904,902          2.50      1,204,521      (120,665)            --        7,988,758
Distribution networks...............    45,923,548          2.50      8,103,020    (5,298,221)    (1,425,038)      47,303,309
Machinery and equipment.............       770,519          4.00        147,945      (270,908)            --          647,556
Pressure reduction stations.........     1,846,107          2.86        416,311      (168,721)            --        2,093,697
Processing equipment................        23,341          3.33          8,992        (8,871)            --           23,462
Vehicles............................     2,352,724         20.00        651,125     1,363,550        (58,269)       4,309,130
Furniture and office equipment......       418,571          6.66        131,305       (53,309)            --          496,567
Gas meters..........................    10,926,769          4.00      2,190,150      (821,911)      (158,947)      12,136,061
Gas cylinders.......................           299          3.33             60            --             --              359
Works in progress...................            --            --             --            --             --               --
Computer equipment..................     4,105,519         33.33        739,779       574,390             --        5,419,688
Communications equipment............       943,805    3.33/20.00        496,062       339,589             --        1,779,456
Material at warehouses..............            --            --             --            --             --              --
Vehicles without title..............       102,520            --             --      (102,520)            --               0
Advances to suppliers...............            --            --             --            --             --              --
-----------------------------------------------------------------------------------------------------------------------------

Total as of December 31, 1998.......   102,319,435            --     19,380,111            --     (1,642,254)    120,057,292
-----------------------------------------------------------------------------------------------------------------------------

Total as of December 31, 1997.......    79,655,373            --     22,937,071           --        (273,009)    102,319,435
=============================================================================================================================







===================================================================





                                             NET CARRYING VALUE
                                             AS OF DECEMBER 31,
                                         -------------------------




                                            1998           1997
     PRINCIPAL ACCOUNT                     (PESOS)        (PESOS)
------------------------------------------------------------------
Land................................      4,711,706      4,710,764
Condominiums........................        714,425        715,049
Buildings...........................     12,277,527     12,682,082
Facilities..........................      6,740,613      6,800,521
Gas pipelines.......................    143,332,346    136,706,713
Main and secondary pipelines........     29,631,386     30,707,746
Distribution networks...............    223,659,088    235,204,733
Machinery and equipment.............      2,637,722      2,333,792
Pressure reduction stations.........      9,976,909     10,022,501
Processing equipment................        760,259        192,020
Vehicles............................      2,441,748      2,671,855
Furniture and office equipment......      1,361,188      1,401,202
Gas meters..........................     33,066,771     31,838,126
Gas cylinders.......................            830            890
Works in progress...................      7,583,211     11,191,777
Computer equipment..................        475,457      1,451,873
Communications equipment............      3,934,813      2,777,232
Material at warehouses..............      3,631,391      3,156,237
Vehicles without title..............              0        922,680
Advances to suppliers...............        702,426        770,780
-------------------------------------------------------------------

Total as of December 31, 1998.......    487,639,816             --
-------------------------------------------------------------------

Total as of December 31, 1997.......             --    496,258,573
===================================================================


-----------------------

Notes:

(1)      Rate applied to additions for the year.

(2) The accounting allocation of depreciation charges for the year is described in Schedule H.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                         CONSOLIDATED INTANGIBLE ASSETS
              FOR THE FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                     SCHEDULE B

==============================================================================================








                                            VALUE AS                               VALUE AS
                                               OF                                     OF
                                            BEGINNING                               END OF
                                            OF YEAR      ADDITIONS     WRITE-OFFS    YEAR
      PRINCIPAL ACCOUNT                      (PESOS)      (PESOS)        (PESOS)    (PESOS)
----------------------------------------------------------------------------------------------
Organization and pre-operating
   expenses and expenses
   relating to the issuance of Notes .     5,306,825       128,061          --     5,434,886

Software .............................       745,275       147,372          --       892,647
----------------------------------------------------------------------------------------------

Total as of December 31, 1998 ........     6,052,100       275,433          --     6,327,533
----------------------------------------------------------------------------------------------

Total as of December 31, 1997 ........     5,195,139       856,961          --     6,052,100
==============================================================================================


====================================================================================================================================

                                                                AMORTIZATION
                                           ------------------------------------------------------------

                                                                                                          NET CARRYING VALUE AS OF
                                                            CURRENT YEAR                                        DECEMBER 31,
                                                         --------------------                             -------------------------

                                        ACCUMULATED                                          ACCUMULATED
                                          AS OF                                                 AS OF
                                         BEGINNING       RATE PER                               END OF
                                          OF YEAR          ANNUM    AMOUNT(1)     WRITE-OFFS     YEAR         1998          1997
      PRINCIPAL ACCOUNT                   (PESOS)           %        (PESOS)       (PESOS)     (PESOS)       (PESOS)       (PESOS)
------------------------------------------------------------------------------------------------------------------------------------

Organization and pre-operating
   expenses and expenses
   relating to the issuance of Notes .    2,696,814          20     1,113,867          --     3,810,681     1,624,205     2,610,011

Software .............................      148,781          20       124,567          --       273,348       619,299       596,494
-----------------------------------------------------------------------------------------------------------------------------------

Total as of December 31, 1998 ........    2,845,595          --     1,238,434          --     4,084,029     2,243,504            --
------------------------------------------------------------------------------------------------------------------------------------

Total as of December 31, 1997 ........    1,663,465          --     1,182,130          --     2,845,595            --     3,206,505
===================================================================================================================================


--------------------

Note:

(1) The accounting allocation of depreciation charges for the year is described in Schedule H.

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                            CONSOLIDATED INVESTMENTS
             GENERAL BALANCE SHEET AS OF DECEMBER 31, 1998 AND 1997

                                                                     SCHEDULE C

================================================================================================================================
                                                                                             VALUE RECORDED AS OF DECEMBER 31,
                                                                                      -------------------------------------------

                                                     NUMBER OF                                  1998                    1997
              ISSUER AND SECURITIES              SHARES/INTERESTS      MARKET VALUE            (PESOS)                 (PESOS)
---------------------------------------------------------------------------------------------------------------------------------
CURRENT INVESTMENTS
  Mutual investment funds
     Banca Nazionale del Lavoro...............              --                  --                    --              3,517,048
  Shares
     INDUPA S.A.I.C...........................          90,881            0.650000                59,073                109,057
     Argentina Government Bond (Schedule G)...                                  --                    --                117,314
                                                                                     --------------------------------------------

TOTAL CURRENT INVESTMENTS.....................                                                    59,073              3,743,419
                                                                                     --------------------------------------------

TOTAL INVESTMENTS.............................                                                    59,073              3,743,419
=================================================================================================================================

                 SODIGAS PAMPEANA S.A.AND ITS SUBSIDIARY COMPANY
                         OTHER CONSOLIDATED INVESTMENTS
             GENERAL BALANCE SHEET AS OF DECEMBER 31, 1998 AND 1997



                                                                     SCHEDULE D

===========================================================================================================================
                                                                                      VALUE RECORDED AS OF DECEMBER 31,
                                                                                -------------------------------------------

                                                                                   1998                       1997
                       PRINCIPAL ACCOUNT                                          (PESOS)                    (PESOS)
---------------------------------------------------------------------------------------------------------------------------
CURRENT INVESTMENTS

    Fixed-term deposits in Argentine and foreign currencies (Schedule G)...       13,177,946                 25,510,827
                                                                                -------------------------------------------

Total......................................................................       13,177,946                 25,510,827
===========================================================================================================================

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                             CONSOLIDATED ALLOWANCES
              FOR THE FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                     SCHEDULE E

===================================================================================================================================
                                                                                                        BALANCES AS OF DECEMBER 31,
                                                                                                        ---------------------------

                                                   BALANCES AS OF
                                                 BEGINNING OF YEAR      ADDITIONS          DECREASES        1998            1997
                      ITEM                            (PESOS)            (PESOS)            (PESOS)        (PESOS)         (PESOS)
-----------------------------------------------------------------------------------------------------------------------------------

DEDUCTED FROM ASSETS

    Allowance for defaulting debtors ...........    6,775,306 (1)       2,798,836               --        9,574,142       6,775,306
    Allowance for uncollectible Series "C"
     Certificates ..............................      480,000 (2)          36,000               --          516,000         480,000
    Allowance for depreciation of Mercobank's
     shares ....................................           -- (2)         291,434               --          291,434

DEDUCTED FROM LIABILITIES

    Provisions for lawsuits ...................       843,566 (3)       2,912,052         (841,146)       2,914,472         843,566
                                                    -------------------------------------------------------------------------------
Total .........................................     8,098,872           6,038,322         (841,146)      13,296,048       8,098,872
===================================================================================================================================

-----------------
Notes:
(1)      Charged to Marketing Expenses in Schedule H.
(2)      Charged to Extraordinary Income (Note 4.h.)
(3)      Pesos 2,633,853 charged to Other Expenses (Note 4.g.)

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
                           CONSOLIDATED COST OF SALES
              For the Fiscal Years Ended December 31, 1998 and 1997

                                                                     SCHEDULE F

===========================================================================================================
                                                                   FOR THE FISCAL YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------

                                                                            1998              1997
                                                                           (PESOS)           (PESOS)
                                                                     ------------------------------------

Inventories at beginning of year ...............................          37,142               54,000
Plus:
         Gas purchases .........................................     155,228,445          158,067,447
         Acquisition of transportation capacity ................      80,354,997           84,739,458
         Expenses per breakdown in Schedule H ..................      46,780,455           48,556,730

Less:
         Inventories at end of year ............................         161,545               37,142
                                                                     -----------          -----------

         COST OF SALES .........................................     282,239,494          291,380,493
===========================================================================================================

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
              FOREIGN CURRENCY CONSOLIDATED ASSETS AND LIABILITIES
             General Balance Sheet as of December 31, 1998 and 1997

                                                                     SCHEDULE G

==============================================================================================================




                                                           TYPE AND AMOUNT OF
                                                            FOREIGN CURRENCY         CURRENT EXCHANGE RATE
--------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
         Cash and banks...........................     U$S                317,874           1.0000
         Investments..............................     U$S                     --           1.0000
         Other receivables........................     U$S                157,500           1.0000
                                                       -------------------------------------------------------

TOTAL CURRENT ASSETS..............................                        475,374             --
                                                       -------------------------------------------------------

TOTAL ASSETS......................................                        475,374             --
                                                       -------------------------------------------------------

CURRENT LIABILITIES
         Suppliers................................     U$S                 37,711           1.0000
         Bank loans
            Loan from Banco Rio...................     U$S              1,901,533           1.0000
            Loan from Riobank Internacional.......     U$S                     --           1.0000
            Loan from Banca Nazionale del Lavoro..     U$S                     --           1.0000
            Loan from Bank Boston.................     U$S                250,119           1.0000
            Bank Boston - Eximbank................     U$S                 85,024           1.0000
            Notes - Interest payable..............     U$S                326,599           1.0000
            BNL Letters of credit.................     U$S              3,748,098           1.0000
         Financial loans
            Notes - Interest payable..............     U$S             90,000,000           1.0000
                                                       -------------------------------------------------------

TOTAL CURRENT LIABILITIES.........................                     96,349,084             --
                                                       -------------------------------------------------------

NON-CURRENT LIABILITIES
         Financial loans
            Notes.................................     U$S             79,443,000           1.0000
            Bank Boston - Eximbank................     U$S                 42,324           1.0000
            Banca Nazionale del Lavoro - Letters
            of credit.............................     U$S                     --           1.0000
                                                       -------------------------------------------------------

TOTAL NON-CURRENT LIABILITIES.....................                     79,485,324             --
                                                       -------------------------------------------------------
TOTAL LIABILITIES.................................                    175,834,408             --
==============================================================================================================




=========================================================================================================

                                                        AMOUNT IN ARGENTINE CURRENCY AS OF DECEMBER 31,
                                                       --------------------------------------------------

                                                                    1998                        1997
                                                                   (PESOS)                     (PESOS)
---------------------------------------------------------------------------------------------------------
CURRENT ASSETS
         Cash and banks...........................                     317,874                   248,841
         Investments..............................                          --                 4,850,189
         Other receivables........................                     157,500                   151,090
                                                       --------------------------------------------------

TOTAL CURRENT ASSETS..............................                     475,374                 5,250,120
                                                       --------------------------------------------------

TOTAL ASSETS......................................                     475,374                 5,250,120
                                                       --------------------------------------------------

CURRENT LIABILITIES
         Suppliers................................                      37,711                   838,924
         Bank loans
            Loan from Banco Rio...................                   1,901,533                        --
            Loan from Riobank Internacional.......                          --                 7,489,296
            Loan from Banca Nazionale del Lavoro..                          --                   750,329
            Loan from Bank Boston.................                     250,119                        --
            Bank Boston - Eximbank................                      85,024                    85,347
            Notes - Interest payable..............                     326,599                   326,599
            BNL Letters of credit.................                   3,748,098                        --
         Financial loans
            Notes - Interest payable..............                  90,000,000                 4,567,500
                                                       --------------------------------------------------

TOTAL CURRENT LIABILITIES.........................                  96,349,084                14,057,995
                                                       --------------------------------------------------

NON-CURRENT LIABILITIES
         Financial loans
            Notes.................................                  79,443,000               169,443,000
            Bank Boston - Eximbank................                      42,324                   126,971
            Banca Nazionale del Lavoro - Letters
            of credit.............................                          --                 3,500,000
                                                       --------------------------------------------------

TOTAL NON-CURRENT LIABILITIES.....................                  79,485,324               173,069,971
                                                       --------------------------------------------------
TOTAL LIABILITIES.................................                 175,834,408               187,127,966
=========================================================================================================

                SODIGAS PAMPEANA S.A. AND ITS SUBSIDIARY COMPANY
    CONSOLIDATED INFORMATION REQUIRED UNDER ART. 64, CLAUSE (b) OF LAW 19,550
              For the Fiscal Years Ended December 31, 1998 and 1997

                                                                     SCHEDULE H

=============================================================================================================================

                                                     TOTAL AS OF                                             ADMINISTRATIVE
                                                  DECEMBER 31, 1998        SALES COST       SERVICES COST       EXPENSES
                    ITEMS                               PESOS                PESOS              PESOS             PESOS
-----------------------------------------------------------------------------------------------------------------------------
Fees for services.........................              6,059,902           4,067,930               --          1,991,972
Salaries and wages........................             19,359,328           7,994,757          324,192          7,233,352
Contributions.............................              5,912,403           2,483,209               --          2,246,713
Transportation expenses...................              1,171,965             492,225               --            445,347
Taxes and assessments.....................              2,750,272             588,135               --          1,868,069
Depreciation of fixed assets..............             19,380,111          17,925,516               --            969,730
Amortization of intangible assets.........              1,238,434                  --               --          1,238,434
Hired services............................              7,101,145           3,838,900               --          2,639,552
Postage, communications and data processing             1,907,693             579,743               --          1,038,079
Processing of liquids.....................              5,652,797           5,652,797               --                 --
Overheads.................................              5,865,924           3,157,243               --          1,922,540
Defaulting debtors........................              2,898,836                  --               --            100,000
Advertising...............................                310,314                  --               --                 --
                                               ------------------------------------------------------------------------------
Total as of December 31, 1998.............             79,609,124          46,780,455          324,192         21,693,788
                                               ------------------------------------------------------------------------------
Total as of December 31, 1997.............                     --          48,556,730          114,194         20,973,995
=============================================================================================================================






======================================================================================

                                                   MARKETING           TOTAL AS OF
                                                    EXPENSES        DECEMBER 31, 1997
                    ITEMS                            PESOS                PESOS
--------------------------------------------------------------------------------------
Fees for services.........................                --            5,747,555
Salaries and wages........................         3,807,027           17,806,466
Contributions.............................         1,182,481            5,563,206
Transportation expenses...................           234,393            1,448,274
Taxes and assessments.....................           294,068            2,764,990
Depreciation of fixed assets..............           484,865           22,937,071
Amortization of intangible assets.........                --            1,182,130
Hired services............................           622,693            7,535,352
Postage, communications and data processing          289,871            1,865,631
Processing of liquids.....................                --            4,578,405
Overheads.................................           786,141            5,728,383
Defaulting debtors........................         2,798,836            1,645,509
Advertising...............................           310,314              323,424
                                               ---------------------------------------
Total as of December 31, 1998.............        10,810,689                   --
                                               ---------------------------------------
Total as of December 31, 1997.............         9,481,477           79,126,396
======================================================================================


---------------------
Note:

(1)      Charged to "Miscellaneous" under the caption "Other Expenses" (Note
         4.g)

SODIGAS PAMPEANA S.A.

                             US GAAP RECONCILIATION

                                                                         ANNEX I

                                                                                          As of
                                                                                    December 31, 1998
                                                                                            $
                                                                        -----------------------------------------
RECONCILIATION OF SHAREHOLDERS' EQUITY:
Total shareholders' equity under Argentine GAAP                                              213,996,432
U.S. GAAP ADJUSTMENTS:
Initial carrying value of assets                                                            (38,565,393)
Contribution of gas networks                                                                (65,421,063)
Capitalization of interest                                                                     4,019,596
Depreciation expense                                                                          13,994,867
Intangible assets amortization                                                                 (244,576)
Gross sales tax settlement                                                                  (26,733,526)
Regulatory issues                                                                            (1,929,269)
Deferred income taxes                                                                          6,464,147
Technical assistance fee                                                                       7,862,052
Minority interest                                                                             29,650,297
Deferred expenses                                                                               (85,540)
Investments                                                                                      291,434
                                                                        =========================================
Total Shareholders' Equity under U.S. GAAP                                                   143,299,458
                                                                        =========================================

SODIGAS PAMPEANA S.A.

                             US GAAP RECONCILIATION




                                                                 ANNEX I (CONT.)


                                                                                        Year ended
                                                                                    December 31, 1998
                                                                                            $
                                                                        --------------------------------------
RECONCILIATION OF NET INCOME:
Net income under Argentine GAAP                                                             6,815,389
U.S. GAAP ADJUSTMENTS:
Depreciation expense                                                                        3,000,709
Intangible assets amortization                                                                342,548
Gross sales tax settlement                                                                  1,324,779
Regulatory issues                                                                         (2,414,357)
Deferred income taxes                                                                       2,714,615
Technical assistance fee                                                                    (181,623)
Minority interest                                                                         (1,510,088)
Deferred expenses                                                                            (85,540)
Investments                                                                                   291,434
                                                                        --------------------------------------
Net  income under U.S. GAAP                                                                10,297,866
                                                                        ======================================